SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 7, 2011
IMPERIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida	33487

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
Converted from Imperial Holdings, LLC
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 7, 2011, Michael A. Crow, Walter M. Higgins III, Robert Rosenberg and A. Penn Hill Wyrough were elected to the board of directors of the Company, joining Antony Mitchell (Chair), Jonathan Neuman and David Buzen. Messrs. Buzen, Crow and Rosenberg will serve on the audit committee, Messrs. Buzen, Higgins and Wyrough will serve on the compensation committee and Messrs. Crow, Higgins and Wyrough will serve on the corporate governance and nominating committee. Mr. Rosenberg will serve as the chair of the audit committee, Mr. Wyrough will serve as the chair of the compensation committee and Mr. Higgins will serve as the chair of the corporate governance and nominating committee. Walter M. Higgins III has been designated as the lead director who will preside at meetings of the independent directors.
     Each of Messrs. Crow, Higgins, Rosenberg and Wyrough will receive an annual cash payment of $40,000 for service as a director. Additionally, we plan to pay an additional annual retainer of $5,000 for service on the audit committee and an additional annual retainer of $2,000 for service on the compensation committee or the corporate governance and nominating committee. We also plan to pay our audit committee chair an annual retainer of $30,000 and the chairs of the compensation committee and the corporate governance and nominating committee an annual retainer of $5,000. Walter M. Higgins III will receive an annual retainer of $5,000 for serving as our lead director. Each of our directors also received the following awards of restricted stock that vest on February 9, 2012:

Name	Equity Award
Michael A. Crow	627 shares of restricted stock
Walter M. Higgins III	693 shares of restricted stock
Robert Rosenberg	933 shares of restricted stock
A. Penn Hill Wyrough	627 shares of restricted stock

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
February 11, 2011

IMPERIAL HOLDINGS, INC. (Registrant)
By:	/s/ Jonathan Neuman
Jonathan Neuman
Chief Operating Officer and President

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